Exhibit 5.1


                                                     December 27, 1999


Socket Communications, Inc.
37400 Central Court
Newark, CA  94560

     Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have examined post-effective Amendment No. 2 to the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about December 29, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 2,651,168 shares of your common stock (the "Shares") and up to 50,000 redeemable warrants (the "Warrants"). We understand that the Shares and Warrants are to be sold to the public as described in the Registration Statement. As legal counsel for Socket Communications, Inc., we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares and Warrants.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, the Shares and Warrants, when sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                             Very truly yours,

                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation